As filed with the Securities and Exchange Commission on November 3, 2020

Registration Statement No. 333-248930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KENSINGTON CAPITAL ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	85-0796578
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1400 Old Country Road, Suite 301

Westbury, NY 11590

(703) 674-6514

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Justin Mirro

c/o Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, NY 11590

(703) 674-6514

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles A. Samuelson Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Tel: (212) 837-6200	Michael J. Danaher Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 Tel: (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on the consummation of the business combination described in the enclosed proxy statement/prospectus/information statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Class A Common Stock, par value $0.0001 per share	199,527,807 (1)	N/A	$3,616,441,486.44	$469,414.10 (7)
Class B Common Stock, par value $0.0001 per share	169,272,193 (2)	N/A	$3,068,058,486.33	$398,233.95 (7)
Class A Common Stock, par value $0.0001 per share	169,272,193 (5)	—	—	—(6)

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Kensington Class A Common Stock”), of the registrant (“Kensington”) estimated to be issued, or issuable, or subject to options or other equity-based awards that are to be assumed, by Kensington upon the consummation of the business combination described herein (the “Business Combination”). This number is based on the product of (i) 49,841,846, the aggregate number of shares of Class A common stock, par value $0.0001 per share (“QuantumScape Class A Common Stock”), of QuantumScape Corporation (“QuantumScape”), outstanding as of September 14, 2020 or expected to be issued prior to the Business Combination (including shares issuable, or subject to options or other equity-based awards, that are to be assumed by Kensington upon consummation of the Business Combination), which number includes 11,388,090 shares of convertible Series C preferred stock, par value $0.0001 per share, 2,983,189 shares of convertible Series D preferred stock, par value $0.0001 per share, 5,500,000 shares of convertible Series E preferred stock, par value $0.0001 per share, and 14,684,843 shares of convertible Series F preferred stock, par value $0.0001 (“Series F Preferred Stock” and together with QuantumScape’s Series C preferred stock, Series D preferred stock and Series E preferred stock, the “QuantumScape Class A Preferred Stock”), par value $0.0001 per share, of QuantumScape and (ii) an exchange ratio of 4.0032186234 shares of Kensington Class A Common Stock for each share of QuantumScape Class A Common Stock or QuantumScape Class A Preferred Stock, as applicable (this exchange ratio assumes that 14,684,843 shares of Series F Preferred Stock will be outstanding immediately prior to the consummation of the Business Combination).

(2)

Based on the maximum number of shares of Class B common stock, par value $0.0001 per share (“Kensington Class B Common Stock”), of Kensington estimated to be issued, or issuable, or subject to options or other equity-based awards that are to be assumed, by Kensington upon the consummation of the Business Combination. This number is based on the product of (i) 42,284,024, the aggregate number of shares of Class B common stock, par value $0.0001 per share (“QuantumScape Class B Common Stock”), of QuantumScape, outstanding as of September 14, 2020 or expected to be issued prior to the Business Combination (including shares issuable, or subject to options or other equity-based awards, that are to be assumed by Kensington upon consummation of the Business Combination), which number includes 12,316,831 shares of convertible Series A preferred stock, par value $0.0001 per share (including such shares issuable upon exercise of warrants), 12,381,008 shares of convertible Series B preferred stock, par value $0.0001 per share, and 4,076,037 shares of convertible Series B-1 preferred stock, par value $0.0001 per share of QuantumScape (“Series B-1 Preferred Stock,” and together with QuantumScape’s Series A preferred stock and Series B preferred stock, the “QuantumScape Class B Preferred Stock”) and (ii) an exchange ratio of 4.0032186234 shares of Kensington Class B Common Stock for each share of QuantumScape Class B Common Stock or QuantumScape Class B Preferred Stock, as applicable.

(3)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) the sum of 199,527,807 shares of Kensington Class A Common Stock and 169,272,193 shares of Kensington Class B Common Stock, the estimated maximum number of shares of Kensington Class A Common Stock and Kensington Class B Common Stock, respectively, that may be issued in the Business Combination in exchange for cancelled shares of QuantumScape Class A Common Stock, QuantumScape Class A Preferred Stock, QuantumScape Class B Common Stock and QuantumScape Class B Preferred Stock or are subject to options or other equity-based awards that are to be assumed by Kensington in the Business Combination (calculated as shown in notes (1) and (2) above) and (ii) $18.13, the average of the high and low trading prices of Kensington Class A Common Stock on September 17, 2020 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, the Kensington Class B Common Stock is treated as having the same value as the Kensington Class A Common Stock as each share of Kensington Class B Common Stock is convertible into one share of Kensington Class A Common Stock upon transfer.

(4)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001298.
(5)	Kensington Class A Common Stock issuable upon conversion of Kensington Class B Common Stock.
(6)	Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.
(7)

Previously paid. The “Amount of Registration Fee” assumes the maximum number of securities is offered. Since the exchange ratio upon consummation of the Business Combination is subject to adjustment, it is possible that the number of securities offered could be less (but not more) than the number set forth in the table. In the event the number of securities registered is decreased, then consistent with Rule 457(p) the aggregate total dollar amount of the filing fee associated with those unsold securities will be offset against the total filing fee due for a subsequent registration statement or registration statements.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 2 is to file Exhibit 99.9 to the Registration Statement on Form S-4 (File No. 333-248930) initially filed with the Securities and Exchange Commission on September 21, 2020 and amended by Amendment No. 1 to the Registration Statement on Form S-4 on October 23, 2020 (collectively, the “Form S-4”). Accordingly, this Amendment No. 2 consists only of the cover page, this explanatory note, Part II, including the exhibit index and signature page, and Exhibit 99.9 filed herewith. This Amendment does not contain a copy of the proxy statement/prospectus/information statement that was included in the Form S-4, and is not intended to amend or delete any part of the proxy statement/prospectus/information statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, Kensington will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Kensington will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Kensington will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Kensington arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

1.1	Underwriting Agreement, dated June 25, 2020, among Kensington Capital Acquisition Corp., UBS Securities LLC, and Stifel, Nicolaus & Company, Incorporated. (1)

2.1+	Business Combination Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation (included in Annex A to this proxy statement/prospectus/information statement).

2.2+	Amendment No. 1 to Business Combination Agreement, dated as of September 21, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation (included in Annex A to this proxy statement/prospectus/information statement).

3.1	Amended and Restated Certificate of Incorporation of Kensington Capital Acquisition Corp. (1)

3.2	Bylaws of Kensington Capital Acquisition Corp. (3)

3.3+	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus/information statement).

3.4+	Form of Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus/information statement).

4.1	Warrant Agreement, dated June 25, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company. (1)

5.1+	Form of opinion of Hughes Hubbard & Reed LLP with respect to the legality of the securities being registered.

8.1+	Form of opinion of Hughes Hubbard & Reed LLP regarding tax matters.

10.1	Stockholder Support Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and Volkswagen Group of America Investments, LLC. (2)

10.2	Stockholder Support Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein. (2)

10.3	Registration Rights and Lock-up Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein. (2)

10.4	Form of Subscription Agreement. (2)

10.5	Form of Senior Employee Lock-Up Agreement. (2)

10.6	First Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.7	Second Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.8	Third Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.9	Services Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and DEHC LLC. (2)

Exhibit	Description

10.10	Services Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and Simon Boag. (2)

10.11+#	2020 Equity Incentive Plan (included as Annex D to this proxy statement/prospectus/information statement).

10.12+#	2020 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus/information statement).

10.13+#	Offer Letter from QuantumScape Corporation to Timothy Holme, dated January 1, 2011.

10.14+#	Offer Letter from QuantumScape Corporation to Kevin Hettrich, dated October 11, 2011.

10.15+#	Offer Letter from QuantumScape Corporation to Howard Lukens, dated February 13, 2012.

10.16+#	Offer Letter from QuantumScape Corporation to Michael McCarthy, dated December 21, 2012.

10.17+#	Offer Letter from QuantumScape Corporation to Mohit Singh, dated April 3, 2013.

10.18+	Lease, dated May 31, 2013, by and between SI 55, LLC and QuantumScape Corporation.

10.19+	Amendment to Lease, dated May 19, 2014, by and between SI 55, LLC and QuantumScape Corporation.

10.20+*	Amended and Restated Limited Liability Company Agreement of QSV Operations LLC, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC.

10.21+*	Amended and Restated Joint Venture Agreement, dated May 14, 2020, by and among QuantumScape Corporation and the persons named therein.

10.22+	First Amendment to Amended and Restated Joint Venture Agreement, dated September 21, 2020, by and among QuantumScape Corporation and the persons named therein.

10.23+*	Series F Preferred Stock Purchase Agreement, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC.

10.24+	Amendment No. 1 to Series F Preferred Stock Purchase Agreement, dated September 3, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation and Volkswagen Group of America Investments, LLC.

23.1+	Consent of Marcum LLP.

23.2+	Consent of Independent Registered Accounting Firm, Ernst & Young LLP.

24.1+	Powers of Attorney.

99.1+	Consent of Jagdeep Singh to be named as a director.

99.2+	Consent of Prof. Fritz Prinz to be named as a director.

99.3+	Consent of John Doerr to be named as a director.

99.4+	Consent of J.B. Straubel to be named as a director.

99.5+	Consent of Prof. Dr. Jürgen Leohold to be named as a director.

99.6+	Consent of Brad Buss to be named as a director.

99.7+	Consent of Frank Blome to be named as a director.

99.8+	Consent of Dipender Saluja to be named as a director.

99.9	Form of Proxy Card.

101.INS+	XBRL Instance Document

101.SCH+	XBRL Taxonomy Extension Schema Document

101.CAL+	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit	Description

101.DEF+	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB+	XBRL Taxonomy Extension Label Linkbase Document

101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

#	Indicates management contract or compensatory plan or arrangement.
+	Previously filed.
*	Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.
(1)	Incorporated by reference to an exhibit to Kensington Capital Acquisition Corp.’s current report on Form 8-K filed with the SEC on June 30, 2020.
(2)	Incorporated by reference to an exhibit to Kensington Capital Acquisition Corp.’s current report on Form 8-K filed with the SEC on September 3, 2020.
(3)	Incorporated by reference to an exhibit to Kensington Capital Acquisition Corp.’s Form S-1/A, filed with the SEC on June 19, 2020.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on November 3, 2020.

KENSINGTON CAPITAL ACQUISITION CORP.

By:	/s/ Justin Mirro
Name: Justin Mirro
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Justin Mirro	Chairman and Chief Executive Officer (Principal Executive Officer)	November 3, 2020
Justin Mirro

/s/ Robert Remenar	Vice Chairman and President	November 3, 2020
Robert Remenar

/s/ Daniel Huber	Chief Financial Officer	November 3, 2020
Daniel Huber

*	Director	November 3, 2020
Thomas LaSorda

*	Director	November 3, 2020
Anders Pettersson

*	Director	November 3, 2020
Mitchell Quain

*	Director	November 3, 2020
Donald Runkle

*	Director	November 3, 2020
Matthew Simoncini

*By:	/s/ Justin Mirro
Justin Mirro Attorney-in-fact